Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-266428 on Form S-3 and Registration Statement Nos. 333-181080, 333-188564, and 333-264891 on Form S-8 of our report dated February 21, 2024, relating to the financial statements of DCP Midstream, LP (the “Partnership”) and the effectiveness of the Partnership’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 21, 2024